EXHIBIT 99

SPS Commerce Reports Third Quarter 2018 Financial Results

Company delivers 71st consecutive quarter of topline growth, with 13% growth in recurring revenue over the third quarter of 2017

MINNEAPOLIS, Oct. 25, 2018 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (NASDAQ: SPSC), a leader in retail cloud services, today announced financial results for the third quarter ended September 30, 2018.

Revenue was $62.9 million in the third quarter of 2018, compared to $56.1 million in the third quarter of 2017, reflecting 12% growth in revenue from the third quarter 2017. Recurring revenue grew 13% from the third quarter of 2017. Current and prior period financial results reflect the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

Net income in the third quarter of 2018 was $8.1 million or $0.45 per diluted share, compared to net income of $2.2 million, or $0.13 per diluted share, in the third quarter of 2017. Non-GAAP income per diluted share was $0.52, compared to non-GAAP income per diluted share of $0.25 in the third quarter of 2017.

Adjusted EBITDA for the third quarter of 2018 increased 70% to $14.4 million, compared to the third quarter of 2017.

“SPS Commerce is committed to offering our customers technology-leading solutions,” said Archie Black, President and CEO of SPS Commerce. “Over the years, we have grown our network and portfolio of comprehensive supply chain management products to help our customers scale their business by enabling them to connect efficiently and seamlessly with various retailers and logistics providers.”

“While the retail environment continues to shift to embrace omnichannel dynamics, SPS Commerce continues to extend our leadership, and we remain confident in our ability to achieve our 2020 goals and long-term financial targets.” said Kim Nelson, CFO of SPS Commerce.

Guidance

For the fourth quarter of 2018, revenue is expected to be in the range of $63.4 to $64.1 million.  Fourth quarter net income per diluted share is expected to be in the range of $0.27 to $0.29 with fully diluted weighted average shares outstanding of approximately 17.8 million shares.  Non-GAAP income per diluted share is expected to be in the range of $0.44 to $0.46. Adjusted EBITDA is expected to be in the range of $13.5 to $14 million.  Non-cash, share-based compensation expense is expected to be approximately $3.3 million, depreciation expense is expected to be approximately $2.4 million and amortization expense is expected to be approximately $1.2 million.

For the full year of 2018, revenue is expected to be in the range of $246.5 to $247.2 million, representing approximately 12% growth over 2017. Full year net income per diluted share is expected to be in the range of $1.22 to $1.24 with fully diluted weighted average shares outstanding of approximately 17.6 million shares.   Non-GAAP income per diluted share is expected to be in the range of $1.84 to $1.86. Adjusted EBITDA is expected to be in the range of $50.9 to $51.4 million. Non-cash, share-based compensation expense is expected to be approximately $13.3 million, depreciation expense is expected to be approximately $8.7 million, and amortization expense is expected to be approximately $4.3 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID # 1288779 at least five minutes prior to the 3:30 p.m. CT start time.  A live webcast of the call will also be available at http://investors.spscommerce.com under the Events and Presentations menu.  The replay will also be available on our website at http://investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 71 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo, RETAIL UNIVERSE, 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. RSX, IN:FLUENCE, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

SPS-F

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and Non-GAAP income per share, both of which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

Adjusted EBITDA consists of net income adjusted for depreciation and amortization, interest expense, interest income, income tax expense, and stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP income per share consists of net income plus stock-based compensation expense, amortization expense related to intangible assets, and income tax effects of adjustments, divided by the weighted average number of shares of common stock outstanding during each period.  SPS Commerce includes an adjustment to non-GAAP income to reflect the income tax effects of the adjustments to GAAP net income. To quantify these tax effects, SPS Commerce recalculates income tax expense excluding the direct book and tax effects of the specific items constituting the non-GAAP adjustments (e.g., stock-based compensation expense). The difference between this recalculated income tax expense and GAAP income tax expense is presented as the income tax effect of the non-GAAP adjustments.

SPS Commerce believes non-GAAP income per share is useful to an investor because it is widely used to measure a company's operating performance.  These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the fourth quarter and full year of 2018, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2017, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$144,748	$123,127
Short-term investments	44,654	40,192
Accounts receivable, less allowance for doubtful accounts of $1,199 and $763, respectively	27,289	24,897
Deferred costs	33,134	29,966
Other current assets	6,613	6,149
Total current assets	256,438	224,331
PROPERTY AND EQUIPMENT, net	19,368	16,856
GOODWILL	50,502	51,613
INTANGIBLE ASSETS, net	13,491	16,529
INVESTMENTS	4,921	5,206
OTHER ASSETS
Deferred costs	10,597	9,967
Deferred income tax asset	11,433	13,697
Other assets	1,710	1,539
Total assets	$368,460	$339,738
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,853	$4,463
Accrued compensation	15,498	15,228
Accrued expenses	3,976	4,712
Deferred revenue	24,948	17,863
Deferred rent	1,399	1,679
Total current liabilities	49,674	43,945
OTHER LIABILITIES
Deferred revenue	2,685	2,731
Deferred rent	3,979	3,064
Deferred income tax liability	1,551	1,887
Total liabilities	57,889	51,627
COMMITMENTS and CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value; 55,000,000 shares authorized; 17,644,364 and 17,249,153 shares issued; and 17,302,572 and 17,127,006 outstanding, respectively	18	17
Treasury stock, at cost; 341,792 and 122,147 shares, respectively	(19,682)	(5,815)
Additional paid-in capital	323,539	301,863
Retained earnings (accumulated deficit)	8,120	(8,611)
Accumulated other comprehensive (loss) income	(1,424)	657
Total stockholders’ equity	310,571	288,111
Total liabilities and stockholders’ equity	$368,460	$339,738

Subject to reclassification

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues	$62,868	$56,057	$183,051	$162,028
Cost of revenues	20,411	18,645	60,571	54,166
Gross profit	42,457	37,412	122,480	107,862
Operating expenses
Sales and marketing	16,952	17,638	54,023	52,981
Research and development	5,146	6,549	15,571	17,023
General and administrative	11,174	8,743	31,278	24,709
Amortization of intangible assets	928	1,128	3,086	3,460
Total operating expenses	34,200	34,058	103,958	98,173
Income from operations	8,257	3,354	18,522	9,689
Other income (expense)
Interest income, net	628	272	1,589	704
Other expense, net	(219)	(195)	(541)	(356)
Total other income, net	409	77	1,048	348
Income before income taxes	8,666	3,431	19,570	10,037
Income tax expense	605	1,255	2,839	2,908
Net income	$8,061	$2,176	$16,731	$7,129

Net income per share
Basic	$0.47	$0.13	$0.97	$0.42
Diluted	$0.45	$0.13	$0.95	$0.41

Weighted average common shares used to compute net income per share
Basic	17,219	17,223	17,167	17,192
Diluted	17,741	17,410	17,557	17,394

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)
	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities
Net income	$16,731	$7,129
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	1,934	2,240
Depreciation and amortization of property and equipment	6,308	5,261
Amortization of intangible assets	3,086	3,460
Provision for doubtful accounts	1,780	1,365
Stock-based compensation	9,978	6,833
Other, net	(255)	(19)
Changes in assets and liabilities
Accounts receivable	(4,279)	(4,476)
Deferred costs	(3,813)	(5,188)
Other current and non-current assets	(681)	1,135
Accounts payable	382	632
Accrued compensation	(592)	(1,517)
Accrued expenses	(718)	469
Deferred revenue	7,039	5,270
Deferred rent	647	(622)
Net cash provided by operating activities	37,547	21,972
Cash flows from investing activities
Purchases of property and equipment	(9,875)	(5,242)
Purchases of investments	(64,434)	(29,819)
Maturities of investments	60,000	23,029
Acquisitions of businesses and intangible assets, net of cash acquired	(381)	(500)
Net cash used in investing activities	(14,690)	(12,532)
Cash flows from financing activities
Repurchases of common stock	(13,867)	—
Net proceeds from exercise of options to purchase common stock	11,800	1,307
Net proceeds from employee stock purchase plan	836	1,011
Net cash (used in) provided by financing activities	(1,231)	2,318
Effect of foreign currency exchange rate changes	(5)	1,349
Net increase in cash and cash equivalents	21,621	13,107
Cash and cash equivalents at beginning of period	123,127	115,877
Cash and cash equivalents at end of period	$144,748	$128,984

Subject to reclassification

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income	$8,061	$2,176	$16,731	$7,129
Depreciation and amortization of property
and equipment	2,132	1,830	6,308	5,261
Amortization of intangible assets	928	1,128	3,086	3,460
Interest income, net	(628)	(272)	(1,589)	(705)
Income tax expense	605	1,255	2,839	2,908
Stock-based compensation expense	3,266	2,347	9,978	6,833
Adjusted EBITDA	$14,364	$8,464	$37,353	$24,886

Net income	$8,061	$2,176	$16,731	$7,129
Stock-based compensation expense	3,266	2,347	9,978	6,833
Amortization of intangible assets	928	1,128	3,086	3,460
Income tax effects of adjustments	(3,008)	(1,254)	(5,188)	(4,609)
Non-GAAP income	$9,247	$4,397	$24,607	$12,813

Shares used to compute non-GAAP income per share
Basic	17,219	17,223	17,167	17,192
Diluted	17,741	17,410	17,557	17,394

Non-GAAP income per share
Basic	$0.54	$0.26	$1.43	$0.75
Diluted	$0.52	$0.25	$1.40	$0.74

Contact:
Investor Relations
The Blueshirt Group
Irmina Blaszczyk
Lisa Laukkanen
SPSC@blueshirtgroup.com
415-217-4962